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                                                                      EXHIBIT 99

                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement"), entered into this 22nd day of November, 2005, by and between AmSurg Corp., a Tennessee corporation with its principal place of business at 20 Burton Hills Boulevard, Nashville, Tennessee 37215 ("Company"), and Ken P. McDonald ("Officer").

         WHEREAS, the Company and Officer are parties to that certain Employment Agreement, dated December 3, 1997 (the "Employment Agreement"), pursuant to which Officer serves as the President and Chief Executive Officer of the Company; and

         WHEREAS, the Company and Officer desire to enter into this Agreement to amend certain provisions of the Employment Agreement.

         NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and mutuality of which are hereby acknowledged, the Company and Officer hereby agree as follows.

         1. The first paragraph of Section 3 of the Employment Agreement is hereby amended and restated in its entirety as follows:

         TERM. Subject to provisions of termination as hereinafter provided, the initial term of Officer' s employment under this Agreement shall begin on December 3, 1997, and shall terminate on December 31, 1998. On each December 31 thereafter, unless the Company notifies Officer that his employment under this Agreement will not be extended, his employment under this Agreement shall automatically be extended for a one (1) year period on the same terms and conditions as are set forth herein.

         2. Section 8(b) of the Employment Agreement is hereby deleted in its entirety.

         3. The following shall be inserted as the last paragraph of Section 8 of the Employment Agreement:

         "In the event the receipt of amounts payable pursuant this agreement within six months of the date of termination would cause Officer to incur any penalty under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following Officer's termination date (the "Earliest Payment Date"). If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments."

         4. Except as expressly modified by the terms of this Agreement, the provisions of the Employment Agreement shall continue in full force and effect.

         5. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.

         6. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Tennessee without regard to the choice of law principals thereof.





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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written.

                                       /s/ Ken P. McDonald
                                       ----------------------------------------
                                       Ken P. McDonald


                                       AMSURG CORP.



                                       By: /s/ Claire M. Gulmi
                                          -------------------------------------
                                       Name: Claire M. Gulmi
                                            -----------------------------------
                                       Title: Secretary
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